Exhibit 99.1

JACKSONVILLE BANCORP, INC. ANNOUNCES ORGANIZATIONAL CHANGES

JACKSONVILLE, FLA., PRNewswire – First Call/ June 18, 2012 – Jacksonville Bancorp, Inc. (“Bancorp”) (NASDAQ: JAXB), bank holding company for The Jacksonville Bank (“Bank”) announced today that Price W. Schwenck, President and Chief Executive Officer of Bancorp and Chief Executive Officer of the Bank, retired effective June 18, 2012. Mr. Schwenck will remain a director of Bancorp and the Bank.

The Board of Directors has appointed Stephen C. Green as Mr. Schwenck’s successor at Bancorp and the Bank. Mr. Green began serving as President and Chief Executive Officer of Bancorp effective June 18, 2012 and, subject to regulatory approval, will also serve as Chief Executive Officer of the Bank. Mr. Green has over 37 years of banking experience which includes all aspects of banking with a particular emphasis on credit and business development. Mr. Green will also join the Board of Directors of Bancorp and, subject to regulatory approval, will also be a director of the Bank.

Mr. Green stated, “This is a great opportunity to be personally involved in the dynamic Jacksonville market. I look forward to building upon the Bank’s foundation as the largest and best community bank serving Jacksonville area businesses and individuals with highly personalized service.”

Also, effective June 14, 2012, Margaret A. Incandela was appointed as Chief Operating Officer of Bancorp, and subject to regulatory approval, will also serve as Chief Operating Officer of the Bank. As previously announced, Ms. Incandela joined the company in May 2012 as Executive Vice President and Chief Credit Officer of Bancorp and the Bank, and will continue serving in those capacities. Ms. Incandela has more than 25 years of experience in commercial and consumer credit and lending.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $583 million in assets and eight full-service branches in Jacksonville, Duval County, Florida as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: required regulatory approvals; our ability to raise additional capital; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company’s actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.